Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock Global Opportunities Equity Trust on Form N-2 (Securities Act Registration No. 333-123314 and Investment Company Act Registration No. 811-21729) of our report dated May 16, 2005 relating to the financial statements of BlackRock Global Opportunities Equity Trust as of May 11, 2005 and for the period from March 9, 2005 (date of inception) to May 11, 2005 appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 24, 2005